VCA ANTECH ANNOUNCES
                      REFINANCING OF SENIOR CREDIT FACILITY


     LOS ANGELES, CA, AUGUST 19, 2003 - VCA ANTECH, INC. (NASDAQ NM SYMBOL:
WOOF), a leading animal health care company in the United States, announced today that it refinanced its senior credit facility. Of the $166.4 million principal balance outstanding under its Senior Term C Notes, $146.4 million was replaced with new Senior Term D Notes, with a 50 basis point reduction in the interest rate. The Company voluntarily repaid the remaining $20.0 million of the Senior Term C Notes with cash on-hand.

     In connection with this transaction, the Company will incur a charge up to approximately $1.3 million in non-cash debt retirement costs pertaining to the write-off of unamortized deferred financing costs associated with the debt retired during the third quarter of 2003. The debt retirement costs, net of income taxes, will approximate $750,000. In addition, the Company will record approximately $740,000 in deferred financing costs associated with the new Senior Term D Notes, which will be amortized over the life of the notes.

     Bob Antin, Chairman and CEO, stated, "I am pleased that the strength of our operations and the excellent efforts of Goldman Sachs and Wells Fargo have enabled us to continue to make significant and beneficial changes to our capital structure. With this voluntary debt repayment and refinancing, we will reduce our total outstanding debt and further reduce our borrowing costs."

     The following table summarizes the Company's cash and debt balances at June 30, 2003 and the pro forma balances as if the voluntary debt repayment and refinancing had occurred at June 30, 2003, (unaudited, in thousands):


                                                                 AS OF JUNE 30, 2003
                                                           ACTUAL      ADJUSTMENT    PRO FORMA
                                                          ---------    ----------    ---------
Cash                                                      $ 22,512     $ (20,000)    $   2,512
                                                          =========                  =========
Debt:
   Revolving credit facility (LIBOR plus 275 bps)              $ -                   $       -
   Senior Term C Notes (LIBOR plus 300 bps)                166,442      (166,442)            -
   Senior Term D Notes (LIBOR plus 250 bps)                      -       146,442       146,442
   Senior Subordinated Notes (9.875%)                      170,000                     170,000
   Other                                                     2,054                       2,054
   Unamortized discount                                         (6)                         (6)
                                                               ---                         ---
      Total Debt                                         $ 338,490                   $ 318,490
                                                         ==========                 ==========

     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K and the reader is directed to these reports for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA ANTECH, INC. owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     Media Contact:      Tom Fuller, Chief Financial Officer
                         (310) 571-6505


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